Exhibit 99.1
Virco Reports Third Quarter Results

Virco Mfg. Corporation (VIRC)
December 9, 2016
Torrance, California (Business Wire)

•	Revenue up 4%

•	School Furniture Market continues slow but steady recovery

•	Sustained operating improvement results in reversal of tax valuation allowance and positive one-time, non-cash adjustment of $18 million to stockholders' equity.

TORRANCE, Calif., December 9, 2016 (Globe Newswire)-Virco (VIRC) today announced revenue increased 4% in its third quarter ended October 31, 2016 on virtually flat operating margins. The Company also announced that it had reversed an accrual for potentially un-realizable Net Operating Loss (NOL) deferred tax benefits, resulting in a one-time, non-cash, income tax benefit of $17,962,000 reported in the third quarter.

For the third quarter of FYE January 31, 2017, revenue was $67,795,000 compared to $64,981,000 in the third quarter of prior year. Operating income was $6,532,000 versus $6,519,000 for the comparable period last year. Through nine months, revenue was up slightly at $149,976,000 compared to $149,100,000 last year. Operating income through nine months was $11,199,000 versus $11,619,000.

	Three Months Ended		Nine Months Ended
	10/31/2016	10/31/2015	10/31/2016	10/31/2015
	(In thousands, except per share data)

Net sales	$ 67,795	$64,981	$ 149,976	$ 149,100
Cost of sales	43,484	41,771	93,864	93,701
Gross profit	24,311	23,210	56,112	55,399
Selling, general administrative & other expense	17,779	16,691	44,913	43,780
Operating income	6,532	6,519	11,199	11,619
Interest expense, net	326	379	1,076	1,129
Income before income taxes	6,206	6,140	10,123	10,490
Income tax (benefit) expense	(17,792)	137	(17,622)	214
Net income	$ 23,998	$6,003	$ 27,745	$ 10,276

Net income per share - basic	$ 1.59	$ 0.40	$ 1.84	$ 0.69
Net income per share - diluted	$ 1.57	$ 0.39	$ 1.83	$ 0.67

Weighted average shares outstanding - basic	15,128	14,971	15,047	14,895
Weighted average shares outstanding - diluted	15,293	15,324	15,186	15,227

	10/31/2016	1/31/2016	10/31/2015
Current assets	$ 54,903	$ 46,688	$ 50,553
Non-current assets	59,678	42,594	42,718
Current liabilities	22,087	22,694	24,364
Non-current liabilities	30,269	33,275	34,410
Stockholders' equity	62,225	33,313	34,497

Management believes the increase in this year’s third quarter revenue represents a combination of low single-digit growth in the education furnishings market as well as a slightly later seasonal concentration of deliveries.

In the third quarter the Company also reversed an accrual for potentially un-recoverable deferred tax benefits, resulting in a non-operating, non-cash income tax benefit of $17,962,000. This is recorded as an income tax benefit for the third quarter and is recorded as a non-current asset and an increase to stockholders' equity, contributing to an increase in equity to $62,225,000 at October 31, 2016 compared to $34,497,000 at October 31, 2015.

Readers are encouraged to read the entire description of this transaction in the Company’s Form 10Q for the quarter ended October 31, 2016. Management cautions readers that this one-time event has no impact on operations. It reflects a judgment by management that given the Company’s return to consistent profitably, it is now more likely than not that these deferred tax benefits will be realized in the future.

Through late summer and fall, the market for school furnishings continued its slow but steady recovery. Shipments for this year’s peak season trended slightly later than recent years, shifting revenue from the first and second quarters into the third quarter. Thanks to these later-season orders, YTD revenue is now slightly ahead of last year’s.

Based on these trends, management now estimates the market’s rate of expansion at approximately 1-3% per annum, roughly equal to the underlying growth rate in public school enrollment plus a small increment for upgrades and refurbishments.

Commenting on the Company’s third quarter, Virco Chairman and CEO Robert Virtue said: “With the bulk of this year’s deliveries now complete, I’m very pleased at how well our Quick Ship program performed. We take real pride in helping educators with all of their furniture and equipment needs, including those last-minute surprises. The feedback on this year’s performance was so positive that we’ve decided to invest even more for next season, expanding the number of schools and students we can serve.”

Virco President Doug Virtue elaborated on these plans: “We always believed that our domestic factories and distribution centers would offer the best service and overall cost-effectiveness for America’s students and educators. The last two years of sustained operating improvement have confirmed our beliefs and encouraged us to expand both our full-campus PlanSCAPE® service and refurbishment-focused Quick Ship program for next year. As the logic of global sourcing continues to evolve, we believe we’re well positioned to continue as the price and service leader in our market.”

Contact:

Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2016 and other material filed with the

Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.